Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-117037 on Form S-3 and Registration Statements No. 333-136208, 333-132867, 333-128072, 333-124090, 333-117828, 333-112490 and 333-103671 on Form S-8 of Accredited Home Lenders Holding Co., of our reports dated March 14, 2006, with respect to: (1) the consolidated financial statements of Aames Investment Corporation, and (2) Aames Investment Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Aames Investment Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and incorporated by reference in Accredited Home Lenders Holding Co.’s Current Report on Form 8-K/A dated October 1, 2006.

/s/ Ernst & Young LLP

Los Angeles, California

November 10, 2006